UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

T.J. Rodgers

J. Daniel McCranie

Camillo Martino

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FOR IMMEDIATE RELEASE

CYPRESS SEMICONDUCTOR’S LARGEST INDIVIDUAL STOCKHOLDER, T.J. RODGERS, NOMINATES TWO HIGHLY QUALIFIED CANDIDATES FOR BOARD OF DIRECTORS

Nominees J. Daniel McCranie and Camillo Martino Will Help Board Eliminate Ethical and Corporate Governance Violations and Restore Compliance with Company’s Code of Business Conduct and Ethics

Cypress’s Purported Changes to Strengthen Corporate Governance are Just An Attempt to Prevent Even Extraordinarily Qualified New Directors from Joining the Board

Rodgers Sues Cypress Board to Obtain Books and Records Relating to Executive Chairman Ray Bingham’s Irreconcilable Conflicts of Interest

Bingham’s Entanglement with Chinese Government-Backed Private Equity Firm that Competes with Cypress Presents Tangible Current Risk to Cypress Stock Value

SAN JOSE, C.A., February 17, 2017—T.J. Rodgers, founder and former CEO, President and Director of Cypress Semiconductor Corp. (NASDAQ: CY) (“Cypress” or “the Company”) and the Company’s largest individual stockholder, announced today that he has nominated two highly qualified candidates to serve on Cypress’s Board of Directors in the election of directors at the 2017 Annual Meeting of Stockholders. Rodgers owns or controls voting of 8,625,619 shares of Cypress common stock, more than four times as much as all Cypress directors and executive officers combined.

“Cypress Semiconductor faces serious conflicts of interest and ethical deficiencies,” said Rodgers. “Rather than address these, the Cypress Board has chosen to announce what they purport to be changes to strengthen corporate governance but which are in fact simply an attempt to prevent even extraordinarily qualified new directors from joining the Board. I deliberately chose to nominate for the Board two highly qualified industry veterans, because this isn’t about T.J. Rodgers but about focusing the attention of all Cypress stockholders on these serious issues. The nominees I’ve proposed, Dan McCranie and Camillo Martino, both of whom are semiconductor experts, will better serve the Board than conflicted Executive Chairman Ray Bingham and Lead Director Eric Benhamou, who I believe has repeatedly failed to acknowledge or correct the conflicts of interest situation.”

“Dan and Camillo have a background in Board leadership and deep knowledge of the semiconductor industry. I believe these qualities will enable them to enhance the effectiveness of the Board and support Cypress management in capitalizing on the opportunities to increase stockholder value during this challenging period for semiconductor companies.”

In light of his concerns about the conflicts and role of the Executive Chairman, Rodgers delivered a demand pursuant to Section 220 of the Delaware General Corporation Law for copies of Cypress’s books and records relating to transactions that appear, on their face, to be breaches of the Board’s fiduciary duties. In response to Cypress’s refusal to supply the books and records, Rodgers has filed a lawsuit to compel production of these materials (see “About the Lawsuit” below).

Ray Bingham’s Irreconcilable Conflicts of Interest

The Company’s Executive Chairman, Ray Bingham, simultaneously serves as one of two Founding Partners of Canyon Bridge Capital Partners, a self-described private equity buyout group funded and

FOR IMMEDIATE RELEASE

backed by the government of the People’s Republic of China. Cypress and Canyon Bridge compete head-to-head to acquire semiconductor companies in a time of rapid consolidation in the semiconductor industry.

•	Cypress has acquired more than thirty semiconductor companies since its inception in 1982 and acquisitions continue to be a major business strategy of Cypress.

•	Canyon Bridge’s pending $1.3 billion acquisition of U.S. programmable logic maker Lattice Semiconductor, a company Cypress has attempted to acquire on two previous occasions, clearly demonstrates that Canyon Bridge competes directly with Cypress.

•	As Cypress’s Executive Chairman, Ray Bingham has intimate knowledge of the Company’s M&A strategy and Rodgers believes that Bingham can use that knowledge to benefit Canyon Bridge to the detriment of the Company and its stockholders.

Bingham did not reveal his involvement with Canyon Bridge to the Board when Lattice approached Cypress as a potential “white knight” alternative to a transaction with Canyon Bridge. Rodgers believes that the Board, including lead director Benhamou, failed to take appropriate action when it learned about Bingham’s leadership position as one of the top two executives at Canyon Bridge, failed to take action when approached by Rodgers about this conflict of interest and failed again to address this issue by rejecting Rodgers’ demand for books and records relating to these matters.

Rodgers added, “The Board’s failure to take decisive action upon discovery of the conflict directly violates the Company’s Code of Business Conduct and Ethics, which sets forth crystal-clear policies on conflicts of interest – seven of which have been violated by Bingham’s involvement with Canyon Bridge. Approved by the Board, Cypress’s Code of Business Conduct and Ethics is the cornerstone of the hard-earned, pristine ethical reputation that Cypress has earned with its employees, customers and stockholders for over 35 years. I believe that Bingham, Benhamou and the Board have failed to live up to this code, and that Bingham’s divided loyalties have put the entire Company’s reputation for ethical integrity at risk.”

Ray Bingham’s Excessive Compensation as Executive Chairman

Rodgers continued, “One of the Company’s Core Values is, ‘We do not tolerate waste.’ In direct violation of that principle, the Board continues to support the excessive and unnecessary compensation of Bingham as Executive Chairman, which I believe is a failure to act in the best interest of stockholders.”

Bingham is eligible to receive nearly $900,000 combined in yearly salary and bonus, more than double the aggregate yearly estimated combined cash compensation of the Company’s five outside directors. In addition, Bingham has received or will receive equity grants worth $4.5 million, more than four times the yearly estimated combined equity awards granted to the Company’s five outside directors. The Executive Chairman position was created as a temporary, short-term position to mentor the Company’s new CEO. At this point, Rodgers believes that the time spent on mentoring has been minimal, that position should be eliminated given its cost versus its benefit and that Bingham should receive normal directors’ compensation.

FOR IMMEDIATE RELEASE

About the Director Nominees

J. Daniel McCranie is currently Chairman at ON Semiconductor Corp. and previously served as Non-Executive Chairman at Freescale Semiconductor, Inc. He has served on the Board of Directors at Mentor Graphics Corp. since 2012. He served on the Board of Directors of Cypress Semiconductor Corp. from 2005 through 2014. McCranie was previously employed as Executive Vice President-Sales & Applications by Cypress Semiconductor Corp., President & Chief Executive Officer by Virage Logic Corp., Vice President-Sales & Marketing by Cypress Semiconductor Corp., and Chairman, President & Chief Executive Officer by SEEQ Technology, Inc.

Camillo Martino has served as a member of the Board of Directors of MagnaChip Semiconductor Corp. since August 2016. Martino has served as a member of the Board of Directors of VVDN Technologies, a private company, since March 2016 and as Vice Chairman of the Board of Directors of SAI Technology, Inc., a private company and leading supplier of Secure Cloud Open Stack technology solutions for various vertical markets, since April 2015. Previously, he served as director and CEO of Silicon Image, Inc.; COO at SAI Technology Inc.; and President, CEO and Director of Cornice Inc. He also served as Executive Vice President and COO of DSP chipmaker Zoran Corporation. His career began at National Semiconductor Corporation, where he held multiple positions over a nearly 14-year tenure at the company.

About the Lawsuit

On January 19 2017, Rodgers served Cypress with a demand for books, records and stocklist materials (the “Section 220 Demand”) pursuant to 8 Del. C. § 220 (“Section 220”). The Section 220 Demand requested inspection of documents and information related to i) Bingham’s affiliation with Canyon Bridge, ii) the Company and/or Canyon Bridge’s potential acquisition of Lattice, (iii) the Board and management’s compliance with the Code of Business Conduct and Ethics, and (iv) the Company’s list of stockholders and information regarding the 2017 annual meeting. The purpose of the Section 220 Demand was primarily to investigate breaches of fiduciary duty by Bingham and the Board, identify what steps, if any, the Board has taken to remedy these breaches, and determine if, and what, additional steps need to be taken to protect the Company from harm associated with these breaches.

On January 26, 2017 – and in violation of Section 220 – Cypress refused to produce books and records in response to the Section 220 Demand. Faced with continued Cypress Board intransigence, Rodgers filed a lawsuit on January 27, 2017 to compel production of these materials. The case is captioned Rodgers v. Cypress Semiconductor Corp., C.A. No. 2017-0070, in the Court of Chancery of the State of Delaware.

Prior to initiating the lawsuit and nominating directors, Rodgers sent multiple letters to the Cypress Board in an effort to engage in a private conversation about resolving these issues in Cypress’s best interest. However, the Board ignored the letters, rejected the Section 220 Demand, and has taken no action to address the concerns Rodgers has raised.

Rodgers then tried to resolve these issues privately with the Cypress Board and reach a settlement that would avert the need to make his concerns public. After perfunctory interviews of the two nominees, however, the Cypress Board responded only with a hasty “settlement proposal” that failed to address the two main issues raised in the lawsuit directly, either with a proposed process for addressing those issues in the future or with a proposed structure that enable those issues to be addressed.

Rodgers concluded, “Cypress is a company that was built to last for the long term through a commitment on the part of every employee to ‘do what is right for Cypress,’ one of our Core Values. I believe the current Board has failed to honor that commitment. As a concerned stockholder and a believer in both the Core Values and the Cypress Code of Business Conduct and Ethics, I’ve nominated two highly qualified directors to put Cypress back on the right track.”

FOR IMMEDIATE RELEASE

Additional Information and Where to Find It

T.J. Rodgers is the co-founder of the Company. Rodgers, J. Daniel McCranie and Camillo Martino are participants in the solicitation of proxies from stockholders in connection with the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company. Rodgers intends to file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with his solicitation of proxies for the Annual Meeting. No decision has been made by the participants at this time as to any response by the participants to the Company’s consent solicitation relating to certain corporate governance changes.

Rodgers owns or controls voting of 8,625,619 shares of the Company’s common stock. Neither of the other participants owns or controls voting of any shares of the Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive Proxy Statement with the SEC, Rodgers intends to mail the definitive Proxy Statement and a proxy card pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RODGERS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive Proxy Statement and any other documents filed by Rodgers with respect to the Company with the SEC in connection with the Annual Meeting or, if applicable, any response by the participants to the Company’s consent solicitation, at the SEC’s website (http://www.sec.gov). In addition, copies of such materials, when available, may be requested free of charge from Rodgers’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.

Media Contacts

Abernathy MacGregor

Jeremy Jacobs / Sheila Ennis

212-371-5999 / 415-926-7961

JRJ@abmac.com

SBE@abmac.com

Investor Contacts

MacKenzie Partners

Daniel Burch / Larry Dennedy

212-929-5500

Dburch@mackenziepartners.com

ldennedy@mackenziepartners.com

FOR IMMEDIATE RELEASE

About T.J. Rodgers

T.J. Rodgers co-founded Cypress Semiconductor Corporation in 1982 and served as the Company’s President and Chief Executive Officer until April 2016 and as a member of its Board of Directors until August 2016. He is a former chairman of the Semiconductor Industry Association (SIA) and SunPower Corp. and currently sits on the boards of directors of high-technology companies, including Bloom Energy (fuel cells), Enphase (solar energy electronics), WaterBit (precision agriculture) and Enovix (silicon lithium-ion batteries). He has been honored for his foundational support over a 20-year period of the Second Harvest Food Bank of Santa Clara and San Mateo Counties and the California Association of African American Educators. Rodgers received his bachelor’s degree from Dartmouth College, graduating as salutatorian with majors in chemistry and physics. He received his master’s degree and Ph.D. in electrical engineering from Stanford University. While pursuing his Ph.D. degree, Rodgers invented the VMOS process technology, which he later licensed to American Microsystems, Inc.